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                                                                                                             (EXHIBIT 12)




                           INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)
                                   (UNAUDITED)



                                                                                                       THREE MONTHS ENDED
                                                           FOR THE YEARS ENDED DECEMBER 31,                MARCH 31,
                                                           --------------------------------            ------------------

               TITLE                           1994        1995        1996       1997       1998      1998       1999
------------------------------------------  ---------   ---------   --------   ---------   --------   -------    ------
A) Earnings before income taxes,
   minority interest, extraordinary item
   and accounting changes                  $  715.0    $2,028.0      $802.0      $16.0      $392.0     $141.0    $109.0

B) Less: Minority interest expense, net
   of taxes                                   (47.0)     (156.0)     (169.0)    (129.0)      (76.0)     (20.0)    (32.0)
C) Add: Fixed charges excluding
     capitalized interest                     412.3       605.9       672.4      686.6       724.8      171.3     179.7
D) Add: Amortization of previously
   capitalized interest                        12.8        13.0        17.8       20.0        20.8        5.4       5.4
E) Less: Equity in undistributed
   earnings of affiliates                     (49.1)      (94.5)        6.2      (40.4)       23.7        2.7      10.1
                                              ------   ---------   ---------   --------   ---------   --------   -------
F) EARNINGS BEFORE INCOME TAXES,
   MINORITY INTEREST, EXTRAORDINARY
   ITEM, ACCOUNTING CHANGES AND FIXED
   CHARGES                                 $1,044.0    $2,396.4    $1,329.4     $553.2    $1,085.3     $300.4    $272.2
                                           --------    --------    --------     ------    --------     ------    ------
                                           --------    --------    --------     ------    --------     ------    ------
FIXED CHARGES
G) Interest and amortization of debt
   expense                                   $371.0      $542.3      $582.8     $593.0      $588.0     $150.5    $133.2
H) Interest factor attributable to rentals     41.3        53.0        66.0       70.0        67.7       14.9      14.6
I) Preferred dividends of subsidiary                       10.6        23.6       23.6        69.1        5.9      31.9
J) Capitalized interest                        18.0        58.0        66.7       61.9        42.5       11.7
                                            --------    --------    --------    -------    --------    -------   -------
K) TOTAL FIXED CHARGES                       $430.3      $663.9      $739.1     $748.5      $767.3     $183.0    $179.7
                                            --------    --------    --------    -------    --------    -------   -------
                                            --------    --------    --------    -------    --------    -------   -------
L) RATIO OF EARNINGS TO FIXED CHARGES          2.43        3.61        1.80                   1.41       1.64      1.51
                                            --------    --------    --------               --------    -------   -------
                                            --------    --------    --------               --------    -------   -------
M) DEFICIENCY IN EARNINGS NECESSARY
   TO COVER FIXED CHARGES                                                        $195.3
                                                                                 ------
                                                                                 ------

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